Exhibit 10.11

June 15, 2010

Mary Dotz

[Address]

Dear Mary,

As you are aware, the company has sold its operating assets. Due to your unique skills and excellent prior performance, you have been personally selected as a member of the Adaptec transition team.

We are pleased to tell you that the Board of Directors of Adaptec has approved a new retention plan for key employees, including yourself. You will receive a retention bonus (subject to applicable withholdings) of $ 75,000 based on your sustained performance. The retention bonus will be paid on your last work day, September 30, 2010.

If you are terminated without cause by Adaptec prior to your last work date, you will still receive this retention incentive and severance as noted in your Employment Agreement.

The Board of Directors of Adaptec and the executive team value your contributions, effort, and commitment. We sincerely hope you remain with Adaptec during this transition.

Sincerely,

/s/ John Quicke

John Quicke
Chief Executive Officer